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Exhibit (a)(5)

WYANT CORPORATION LOGO

September 8, 2000

To Our Shareholders:

     On behalf of the Board of Directors of Wyant Corporation (the "Company"), I am pleased to inform you that on August 30, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Perkins Papers Ltd. ("Perkins") and its subsidiary, Perkins Acquisition Corp. (the "Purchaser"). Pursuant to the Merger Agreement, the Purchaser has today commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of Common Stock of the Company at $4.00 per share, net to the seller in cash, subject to the terms and conditions in the Offer to Purchase, which is included in the package of documents of which this letter is a part.

     Pursuant to the Merger Agreement, the Offer will be followed by a merger (the "Merger") in which any untendered shares of Common Stock of the Company (except for any shares owned by Perkins, the Purchaser, the Company, or any subsidiary of Perkins, the Purchaser or the Company, or as to which the holder has properly exercised dissenters' rights of appraisal) will be converted into the right to receive $4.00 in cash, without interest.

     THE COMPANY'S BOARD OF DIRECTORS (BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING HELD ON AUGUST 30, 2000) HAS (I) DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, (II) APPROVED THE OFFER AND THE MERGER, AND ADOPTED AND APPROVED THE MERGER AGREEMENT AND (III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND, IF APPROVAL IS REQUIRED BY APPLICABLE LAW, APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission.

     The Offer to Purchase together with related materials, including a Letter of Transmittal to be used for tendering your shares in the Offer, are also contained in the package of documents of which this letter and the attached
Schedule 14D-9 are a part. These documents state the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. We urge you to read these documents carefully in making your decision with respect to tendering your shares pursuant to the Offer.

Sincerely,

/s/ Donald MacMartin

Donald MacMartin
Chairman of the Board, President and Chief Executive Officer